Exhibit 99-1

Xerox Business Services Savings Plan

Financial statements and report of

Independent registered public accounting firm

As of December 31, 2013 and 2012

and for the Year Ended December 31, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Plan Committee of

Xerox Business Services Savings Plan

We have audited the accompanying statements of net assets available for plan benefits of the Xerox Business Services Savings Plan (“the Plan”) as of December 31, 2013 and 2012, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2013. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2013 and 2012, and the changes in net assets available for plan benefits for the year ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Schedule H, line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2013, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the Plan’s basic financial statements taken as a whole.

/s/ Chapman, Hext & Co., P.C.

Chapman, Hext & Co., P.C.

Dallas, Texas

June 30, 2014

XEROX BUSINESS SERVICES SAVINGS PLAN

STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

December 31, 2013 and 2012

ASSETS

	2013	2012
Investments
Non-interest bearing cash	$—	$744
Participant directed investments (at fair value)	862,931,539	721,437,637

	862,931,539	721,438,381

Receivables
Employer	6,822,721	—
Participants	2,367,250	2,195,618
Notes receivable from participants	24,255,928	23,840,832

Total receivables	33,445,899	26,036,450

Total assets	896,377,438	747,474,831

LIABILITIES
Operating payables	436,877	339,783
Excess contributions payable	—	294,282

Total liabilities	436,877	634,065

Net assets reflecting investments at fair value	895,940,561	746,840,766

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(2,297,469)	(5,408,101)

Net assets available for Plan benefits	$893,643,092	$741,432,665

The accompanying notes are an integral part of these financial statements.

XEROX BUSINESS SERVICES SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

For the Year Ended December 31, 2013

ADDITIONS TO NET ASSETS ATTRIBUTED TO:
Earnings on investments
Net appreciation in fair value of assets	150,125,745
Interest and dividends	3,796,059

153,921,804
Less investment expenses	143,859

153,777,945

Interest income from notes receivable from participants	870,684

Contributions
Employer	27,590,414
Participants	67,510,233
Participant rollovers	7,768,112

Total contributions	102,868,759
Transfer in due to mergers	4,232,997

Total additions	261,750,385

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
Benefits paid to participants	108,521,255
Administrative expenses	1,018,703

Total deductions	109,539,958

Net increase in net assets	152,210,427

NET ASSETS AVAILABLE FOR PLAN BENEFITS:
Beginning of the year	741,432,665

End of the year	$893,643,092

The accompanying notes are an integral part of these financial statements.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE A – PLAN DESCRIPTION

The following description of the Xerox Business Services Savings Plan (the “Plan”) provides only general information. Xerox Business Services, LLC (formerly Affiliated Computer Services, Inc., a Xerox Company) (the “Company” or “XBS”) is the sponsor and administrator of the Plan. Mellon Bank N.A. is the Plan Trustee. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

General

Xerox Business Services, LLC maintains the Plan for the benefit of its eligible employees and eligible employees of subsidiaries, divisions and affiliated companies that have adopted the Plan. The Plan is a defined contribution plan. The Plan as amended and restated was established January 1, 1989, upon conversion of an existing employee contribution savings plan. The Plan is subject to the provisions of ERISA.

Effective February 5, 2010, Xerox Corporation purchased Affiliated Computer Services, Inc.

On February 28, 2010, the ACS Stock Fund was converted to The Xerox Stock Fund.

On April 1, 2012, Affiliated Computer Services, Inc. was renamed Xerox Business Services, LLC and the ACS Savings Plan was renamed the Xerox Business Services Savings Plan.

401(k) provisions

Contributions are by salary reduction and are at the employee’s discretion within limits imposed by the 401(k) provisions of the Plan and the applicable Internal Revenue Code sections. The participant accounts are “participant directed accounts.”

Plan amendments

The Plan was amended during the years ended December 31, 2013 and 2012.

A summary of the 2013 plan amendments are as follows:

Effective January 1, 2013, the Plan was amended to revise certain defined terms, to clarify the calculation of hours of service for employees acquired through stock or asset acquisitions and to define the policies for withdrawals by individuals serving in the uniformed services.

On July 6, 2012, the Company acquired the share capital of Wireless Data Services Ltd. (“WDS”). Effective May 1, 2013, the employees of Wireless Data Services Operations, Inc. and WDS Global -Texas, Inc. (two entities related to WDS), became XBS and became eligible to participate in the Plan. Effective January 1, 2013, the Plan was

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE A – PLAN DESCRIPTION

amended to include the employees of WDS and related entities in the Plan and include the special provisions as applicable to former employees of WDS and its related entities. On January 1, 2013, the WDS Global 401(k) Retirement Plan, was merged into the Plan.

The affected former WDS employees years of vesting service shall include service with WDS prior to July 6, 2012. The affected employees shall have their vesting schedule transferred from the TMS Plan in accordance with the following schedule:

Years in Vesting Service	Vested Interest
Less than one year	0%
One year but less than two years	20%
Two years but less than three years	50%
Three or more years	100%

On July 15, 2011, Commercial Solutions, a subsidiary of the Company acquired all of the issued and outstanding equity interest in Education Sales Marketing, LLC (“ESM”). Effective January 4, 2013, ESM employees went on the payroll of the Company and became eligible to participate in the Plan. The Plan was amended to allow eligible former employees of ESM to participate in the Plan. Effective March 1, 2013, the Education Sales & Marketing, LLC 401(k) Profit Sharing Plan was merged into the Plan.

On October 1, 2012, the Company acquired all membership interests in Restaurant Technology Services, LLC (“RTS”). Effective January 4, 2013, RTS employees went on the payroll of the Company and became eligible to participate in the Plan. The Plan was amended and restated to include the former employees of RTS into the Plan. Effective April 1, 2013, the Restaurant Technology Group 401(k) Plan (“RTS Plan”) was merged into the Plan.

A summary of the 2012 plan amendments are as follows:

On October 15, 2010, the Company acquired all membership interests in TMS Health LLC. (“TMS”). Effective January 1, 2012, the Plan was amended to include special provisions applicable to former employees of TMS. As of December 26, 2011, the affected employees went on the payroll of XBS and became eligible to participate in the Plan. On March 1, 2012, the TMS Health LLC 401(k) Profit Sharing Plan (the “TMS Plan”) was merged into the XBS Savings Plan.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE A – PLAN DESCRIPTION

The affected employees years of vesting service shall include service with TMS prior to December 26, 2011. The affected employees shall have their vesting schedule transferred from the TMS Plan in accordance with the following schedule:

Years in Vesting Service	Vested Interest
Less than one year	0%
One year but less than two years	20%
Two years but less than three years	40%
Three years but less than four years	60%
Four years but less than five years	80%
Five or more years	100%

Effective April 1, 2012, the Plan was amended to modify the employer of the Plan to Xerox Business Services, LLC or any successor and to revise the name of the Plan to Xerox Business Services Savings Plan. The amendment also revised the employee deferral eligibility requirements. As amended, employees shall be eligible to become a participant on the date the employee completes one hour of service and is paid by Xerox Business Services, LLC.

Effective August 15, 2012, the Plan was amended to include special provisions applicable to former employees of Breakaway Healthcare and Live Sciences, LLC. (“Breakaway”). On November 21, 2011, the Company acquired all membership interests in Breakaway Healthcare and Live Sciences, LLC. Effective February 1, 2012, the affected employees went on the payroll of XBS and became eligible to participate in the Plan. On August 15, 2012, the Breakaway Group 401(k) Plan (the “Breakaway Plan”) was merged into the Plan.

The affected employees years of vesting service shall include service with Breakaway prior to February 1, 2012. The affected employees shall have their vesting schedule transferred from the Breakaway Plan in accordance with the following schedule:

Years in Vesting Service	Vested Interest
Less than one year	0%
One year but less than two years	25%
Two years but less than three years	50%
Three years but less than four years	75%
Four years but less than five years	100%

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE A – PLAN DESCRIPTION

Salary deferral

The Plan is a defined contribution plan wherein participants elect to reduce their compensation and have such reductions contributed to the Plan on their behalf. Generally, the Plan covers all eligible employees of the Company who elect to participate except those who are leased; or are independent contractors or consultants; or are nonresident aliens not receiving United States source income.

Employees are eligible to contribute on their date of hire or as soon as administratively feasible. Participating employees are eligible for discretionary matching contributions immediately following completion of a one-year period of service.

Employees can elect to contribute to the Plan in a multiple of 1% and the maximum percentage is 75% of eligible compensation on a pre-tax basis, after-tax basis or a combination of both. The maximum contributions allowed by the Internal Revenue Service were $17,500 and $17,000 for 2013 and 2012, respectively. If a participant made both pre-tax and after-tax contributions for the applicable calendar year, excess contributions shall be attributed first to the participant’s pre-tax contributions and second to the participant’s after-tax contributions. The term “compensation” for calculation of deferral shall be base pay, overtime and commissions.

Participating employees are eligible to make catch-up contributions under the Plan provided the participating employees have attained or will attain the age of 50 before the close of the year. The amount of catch-up contributions allowed by the Internal Revenue Services was $5,500 for 2013 and 2012. The catch-up contributions are excluded in calculating any matching compensation. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans (rollover).

Effective January 1, 2013, the Company will match the deferral contributions at 100% up to the first 3% of compensation for eligible employees. An employee becomes eligible to receive the employer match after the completion of one year of eligibility service. The Company did not make matching contributions for the year ended December 31, 2012.

The matching contribution shall be allocated as of the last day of each quarter, on behalf of each participant who made a deferral contribution on any pay date during the calendar quarter and who is employed on the last business day of the calendar quarter.

In 2013 and 2012, the Company provided discretionary contributions for certain former employees of the State of Indiana. The amounts of discretionary contributions were a percentage of the employee’s compensation.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE A – PLAN DESCRIPTION

Such percentage was dependent on the employee’s age and service, each measured in years and completed months as of December 31 of the calendar years for which the discretionary contributions were made, in accordance with the below schedule:

Age plus service	Discretionary contribution percentage
Less than 45	6%
At least 45 but less than 55	9%
At least 55 but less than 65	11%
More than 65	13%

All matching contributions have been allocated in accordance with Participant’s investment elections.

Allocation

Each participant’s account is credited with the participant’s salary deferral. Investment income or loss is allocated daily based on the ratio of each participant’s account balance at the end of each day.

Vesting

Vesting of all employer contributions occurs at the following rates for employees enrolled in the Plan. Employee contributions, Roth contributions and rollover contributions are 100% vested. The vesting schedule applicable to matching contributions and discretionary contributions in 2013 and 2012 is:

Years in Vesting Service	Vested Interest
Less than two years	0%
Two to three years	50%
Three or more years	100%

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE A – PLAN DESCRIPTION

Participant loans

Participants may borrow from their fund accounts, through a loan transaction, a minimum of $1,000 or up to a maximum of $50,000 not to exceed 50% of their vested account balance.

The balance in the participant’s account is used to secure the loans. These loan transactions are treated as a transfer between the investment fund and the participant notes fund. Loans used for the purchase of a primary residence have a maximum term of fifteen years. All other loans have a maximum term of five years. The interest rate on loan transactions is commensurate with current rates. As of December 31, 2013, interest rates on outstanding loan balances were 4.25% to 10.25%. As of December 31, 2012, interest rates on outstanding loan balances ranged from 3.25% to 10.50%. No allowance for credit losses has been recorded as of December 31, 2013 and 2012.

Principal and interest are paid ratably through payroll deductions. Participant notes receivable are valued at their unpaid principal balances, plus accrued but unpaid interest thereon. Interest income on notes receivable from participants is recognized when earned. A participant may not have more than two loans outstanding at the same time.

If a participant ceases to make loan repayments and the plan administrator, based upon the terms of the plan document, deems the participant loan to be in default, the participant loan balance is reduced and a benefit payment is recorded.

Termination

Although it has not expressed any intent to do so, the Company’s Board of Directors may terminate the Plan at any time. Upon termination, the Board of Directors may elect to distribute to each participant, or his or her beneficiary, the proportionate share of the Plan’s assets as determined by the individual account balances on the date of termination, or continue the existence of the trust for the purpose of paying benefits as they become due under the terms of the Plan. In addition, upon termination of the Plan, the participants’ vested interest in employer contributions shall be 100%.

Upon termination of service, a participant may elect to receive a lump-sum amount equal to the value of his or her account.

Forfeitures

Forfeitures are used to reduce employer matching or profit sharing contributions or plan administrative expenses. At December 31, 2013 and 2012, the Plan maintained a balance of $215,215 and $6,679, respectively, in forfeited non-vested accounts and utilized $0 and $52,549, respectively, in forfeitures to offset employer contributions and plan expenses.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE A – PLAN DESCRIPTION

Plan administrative costs

Plan expenses, such as trustee and recordkeeping charges, are covered by a per-participant fee based on the participant’s account balance. To calculate the per-participant fee, the Administrative Committee projected these expenses for plan years 2013 and 2012, and divided the total expenses by the total plan assets as of December 31, 2013 and 2012, respectively. The resulting percentage of 12.9 and 19.5 basis points was applied to each participant’s account balance as of January 1, 2013 and 2012, respectively. This amount is subtracted from each participant’s account on a quarterly basis throughout the year.

Funding policy

It is the policy of the Plan sponsor to remit the employee contribution three business days after the date of payroll.

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Plan is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Plan’s administrator, who is responsible for their integrity and objectivity. The accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures, such as fair value. Actual results may differ from those estimates.

Guaranteed investment contracts

In accordance with current authoritative guidance, investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

As required by the current authoritative guidance, the statements of net assets available for benefits should present the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The statement of changes in net assets available for benefits is prepared on a contract value basis.

The Plan has an investment election in the Wells Fargo Synthetic Stable Value fund. As of December 31, 2013 and 2012, the balance in this fund was $102,915,876 and $108,070,237, respectively. The Custodian estimates that the contract value is approximately $2.3 million less and $5.4 million less than the fair value for the years ended December 31, 2013 and 2012, respectively.

Investment valuation and income recognition

Mellon Bank N.A. holds the Plan investments. The fair value per unit/share is stated at quoted market prices as determined by Mellon Bank N.A. Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date. Interest income is recorded on the accrual basis.

The Plan presents, in the Statement of Changes in Net Assets Available for Benefits, the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains (losses) and the unrealized appreciation (depreciation) on those investments.

Excess contributions payable

Amounts payable to participants for contributions in excess of amounts allowed by the IRS are recorded as a liability with a corresponding reduction to contributions. The Plan distributed the 2013 excess contributions to the applicable participants prior to March 15, 2014.

Payment of benefits

Benefit payments are recorded when paid.

NOTE C – INCOME TAX STATUS

The Plan obtained its most recent determination letter on March 9, 2009, in which the Internal Revenue Service stated that the Plan as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. Although the Plan has been amended since receiving the determination letter, the plan administrator and the plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC and therefore believe that the Plan is qualified.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE C – INCOME TAX STATUS

On August 22, 2012, the Plan received a notification from the Internal Revenue Service indicating that the IRS had initiated an audit of the 2009 plan year for the XBS Savings Plan. No issues have been identified by the IRS as of December 31, 2013 and the audit is scheduled for completion by July 2014.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2013, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions.

The plan administrator believes it is no longer subject to income tax examinations for years prior to 2009.

NOTE D – INVESTMENTS

The Plan maintains the following investments representing 5% or more of net assets available for benefits at December 31, 2013 and 2012:

	2013	2012
Wells Fargo Stable Value Fund	$102,915,876	$108,070,237
Harbor Capital Appreciation Fund	84,500,555	67,494,729
Moderate Unit	81,750,586	66,339,312
Mellon Stock Unit	73,072,803	58,125,070
Fidelity Low-Priced Stock Fund	55,909,491	41,221,603

The Plan invests in various investment securities which, in general, are exposed to various risks, such as interest rate, credit and overall market volatility risks. Further, due to the level of risk associated with certain investment securities it is at least reasonably possible that changes in values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits.

Effective on January 24, 2012, the Ridgeworth Seix High Yield Fund was removed from the XBS Savings Plan. The assets in the Ridgeworth Seix High Yield Fund were mapped to the Vanguard High Yield Corporate Fund Adm.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE D – INVESTMENTS

During 2013 and 2012, the Plan invested in a Master Trust arrangement consisting of common stock and mutual funds. The trust consists solely of the Plan’s assets. Investment information related to the Master Trust arrangement during 2013 and 2012, is as follows:

	2013	2012
Net Assets
Common stock	$45,761,044	$28,693,910
Mutual Funds	360,529,508	297,486,329

	$406,290,552	$326,180,239

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012
Change in net assets:
Contributions	$48,181,919	$34,836,325
Interest/dividends	925,248	759,842
Net appreciation(depreciation) of investments	76,801,279	32,516,571
Net forfeitures	100,072	(22,885)
Benefits paid to participants	(45,528,997)	(32,061,739)
Administrative and miscellaneous expense	(404,567)	(524,324)
Net transfer to (from) the Fund	35,359	(1,226,786)

	$80,110,313	$34,277,004

The Net Assets of the Master Trust Investment at December 31, 2013 and 2012, were equal to the aggregate value of the assets of the Master Trust Investment less the value of the accrued liabilities of the Master Trust Investment. The assets of the Master Trust Investment were determined in accordance with generally recognized valuation procedures based upon prices and quotes from independent pricing services.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE D – INVESTMENTS

The closing prices reported in the active markets in which the securities are traded were used to value the investments in the Master Trust. The following table sets forth by level, within the fair value hierarchy, the Master Trust’s assets at fair value as of December 31, 2013 and 2012:

Master Trust Assets at Fair Value

As of December 31, 2013

	Level 1	Level 2	Level 3	Total
Mutual Funds	$360,529,508	$—	$—	$360,529,508
Common stocks	45,761,044	—	—	45,761,044

Total assets at fair value	$406,290,552	$—	$—	$406,290,552

Master Trust Assets at Fair Value

As of December 31, 2012

	Level 1	Level 2	Level 3	Total
Mutual Funds	$297,486,329	$—	$—	$297,486,329
Common stocks	28,693,910	—	—	28,693,910

Total assets at fair value	$326,180,239	$—	$—	$326,180,239

During the years ended December 31, 2013 and 2012, respectively, the Master Trust’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $76,801,279 and $44,965,460 as follows:

	2013	2012
Mutual funds	$56,993,005	$48,220,415
Nonemployee corporate stock	1,991,450	263,749
Xerox Stock Fund	17,816,824	(3,518,704)

	$76,801,279	$44,965,460

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE E – GUARANTEED INVESTMENT CONTRACT WITH WELLS FARGO

The Plan holds a fully benefit-responsive investment contract with Wells Fargo Synthetic Stable Value Fund (“Wells Fargo”). Wells Fargo maintains the contributions in a general account. The account is credited with earnings on the investments and is charged for participant withdrawals and administrative expenses charged by Wells Fargo. The guaranteed investment contract issuer is contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan.

The guaranteed investment contract is presented at fair value with an adjustment to contract value in arriving at net assets available for benefits. The contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to the guaranteed investment contract.

Contract value, as reported to the plan by Wells Fargo, represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Discontinuance of the contract would result in certain surrender charges and market value adjustments as defined by the contract. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.

There are no reserves against contract value for credit risk of the contract issuer or otherwise. The fair value of the investment contract at December 31, 2013 and 2012, was $102,915,876 and $108,070,237, respectively. Principal and interest at crediting rates, which are announced in advance on an annual basis, are guaranteed; however, there is no stated maturity date.

During 2013 and 2012, the average yields for the Stable Value Fund were as follows:

Yield Analysis	2013	2012
Based on actual earnings	1.36%	1.02%
Based on interest rate credited to participants	2.04%	2.61%

Benefit-responsive investment contracts are designed to preserve capital and provide a stable crediting rate. Such contracts provide that withdrawals associated with certain events not in the ordinary course of fund operations may be paid at market rather than contract value. Examples of such circumstances may include significant plan design changes, complete or partial plan terminations, severance programs, early retirement programs, the closing or sale of a subsidiary, bankruptcy of the plan sponsor or the failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA. The Plan Administrator does not believe the occurrence of the above events that would limit the Plan’s ability to conduct transactions with Participants at contract value is probable.

The guaranteed investment contract does not permit Wells Fargo to terminate the agreement prior to the scheduled maturity date.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE F – FAIR VALUE MEASUREMENTS

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1		Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the plan has the ability to access.

Level 2		Inputs to the valuation methodology include:

	•	quoted prices for similar assets or liabilities in active markets;

	•	quoted prices for identical or similar assets or liabilities in inactive markets;

	•	inputs other than quoted prices that are observable for the asset or liability;

	•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3		Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. Following is a description of the valuation methodologies used for assets measured at fair value.

Common stocks, corporate bonds and U.S. government securities: Valued at the closing price reported on the active market on which the individual securities are traded.

Mutual funds: Valued at the net asset value (NAV) of shares held by the Plan at year end.

Guaranteed investment contract: Valued at fair value by discounting the related cash flows based on current yields of similar instruments with comparable durations considering the credit-worthiness of the issuer.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE F – FAIR VALUE MEASUREMENTS

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2013 and 2012:

Assets at Fair Value

As of December 31, 2013

	Level 1	Level 2	Level 3	Total
Mutual Funds	$709,779,374	$—	$—	$709,779,374
Wells Fargo synthetic stable value fund	—	102,915,876	—	102,915,876
Corporate stocks	45,761,043	—	—	45,761,043
Interest bearing cash	3,403,545	—	—	3,403,545
Self directed brokerage accounts	1,071,701	—	—	1,071,701

Total assets at fair value	$760,015,663	$102,915,876	$—	$862,931,539

Assets at Fair Value

As of December 31, 2012

	Level 1	Level 2	Level 3	Total
Mutual Funds	$580,679,160	$—	$—	$580,679,160
Wells Fargo synthetic stable value fund	—	108,070,237	—	108,070,237
Corporate stocks	28,693,909	—	—	28,693,909
Interest bearing cash	2,980,316	—	—	2,980,316
Self directed brokerage accounts	1,014,759	—	—	1,014,759

Total assets at fair value	$613,368,144	$108,070,237	$—	$721,438,381

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE F – FAIR VALUE MEASUREMENTS

Gains and losses included in changes in net assets available for benefits for the year ended December 31, 2013, are reported in net appreciation in fair value of investments.

The Plan’s policy is to recognize transfers into and out of Level 3 as of the date of the event or change in circumstances that caused the transfer. For the years ended December 31, 2013 and 2012, respectively, there were no transfers into or out of Level 3.

NOTE G – RELATED PARTY TRANSACTIONS AND PARTY IN INTEREST TRANSACTIONS

The Plan invested in investments managed by Mellon Bank N.A. the custodian of the Plan’s assets, as defined by the Plan. These transactions qualify as party-in-interest transactions. However, these transactions are exempt from the prohibited transaction rules. Fees paid by the Plan for the investment management services were $10,845 and $137,402 for the years ended December 31, 2013 and 2012, respectively.

The Plan offers investment in a unitized stock fund, The Xerox Stock Fund (the “Fund”), which is primarily comprised of Xerox Corporation common shares. The unit values of the Fund are recorded and maintained by the Trustee. During the year ended December 31, 2013, the Plan purchased common shares in the Fund in the approximate amount of $5,534,000, sold common shares in the Fund in the approximate amount of $8,658,000 and had net appreciation in the Fund of approximately $17,974,000. The total value of the Plan’s investment in the Fund was approximately $40,277,978 and $24,955,526 at December 31, 2013 and 2012, respectively. During 2013 and 2012, dividends paid on Xerox Corporation common shares amounted to $749,476 and $594,500, respectively. These transactions, as well as participant loans, qualify as party-in-interest transactions. However, these transactions are exempt from the prohibited transaction rules.

Xerox HR Solutions, LLC (a division of XBS) provides certain accounting, administrative, and investment management services to the Plan.

The Plan paid $1,351,785 and $1,747,629 for the services rendered by XBS HR Solutions, LLC for 2013 and 2012, respectively. These transactions are exempt party-in-interest transactions.

NOTE H – DERIVATIVES

The Plan has no instruments that, in whole or part, are accounted for as a derivative instrument under current authoritative guidance in Accounting for Derivative Instruments and Hedging Activities, during the current plan year.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE I – PLAN MERGERS

A summary of Plan mergers for 2013 are as follows:

Assets of the Education Sales & Marketing, LLC 401(k) Profit Sharing Plan were transferred into the XBS Savings Plan on March 1, 2013. The funds transferred totaled approximately $2,669,243 and were reinvested with Mellon in similar investments.

Assets of the Restaurant Technology Group 401(k) Plan were transferred into the XBS Savings Plan on April 1, 2013. The funds transferred totaled approximately $1,314,552 and were reinvested with Mellon in similar investments.

Participant loans of $92,606 were also transferred into the Plan through various mergers.

The Statement of Changes in Net Assets Available for Benefits includes the activity from the employees of these companies from the date the assets were merged into the XBS Savings Plan to December 31, 2013.

A summary of Plan mergers for 2012 are as follows:

Assets of the TMS Health LLC 401(k) Profit Sharing Plan Savings Plan were transferred into the XBS Savings Plan on March 1, 2012. The funds transferred totaled approximately $1,097,935 and were reinvested with Mellon in similar investments.

Assets of the Breakaway Group 401(k) Plan were transferred into the XBS Savings Plan on August 15, 2012. The funds transferred totaled approximately $1,295,925 and were reinvested with Mellon in similar investments.

Participant loans of $336,235 were also transferred into the Plan through various mergers.

NOTE J – RISKS AND UNCERTAINTIES

The Plan invests in a variety of investment funds. Investments in general are exposed to various risks, such as interest rate, credit, and overall volatility risk. Due to the level of risk associated with certain investments, it is reasonably possible that changes in the values of investments will occur in the near term and that such changes could materially affect the amounts reported in the statement of Net Assets Available for Benefits.

On May 23, 2013, a settlement was finalized for the class action lawsuit involving the valuation of the shares in the ACS Stock Fund included in the Xerox acquisition. A settlement of $365,762 was distributed to covered participants prior to December 31, 2013.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE K – SUBSEQUENT EVENTS

In the normal course of business, the Company may consolidate additional subsidiaries into or eliminate current subsidiaries from the XBS Savings Plan.

The Plan Sponsor has evaluated subsequent events through June 24, 2014, the date which the financial statements were available to be issued.

NOTE L – SEPARATED PARTICIPANTS WITH VESTED BENEFITS

There were 8,099 and 7,047 terminated participants with vested benefits of $267,140,222 and $214,374,683 as of December 31, 2013 and 2012, respectively.

NOTE M – FORM 5500

The Form 5500 was not available for review at the time of filing the audited financial statements on Form 11-K with the Securities and Exchange Commission. However, in order to comply with ERISA, a comparison and reconciliation of the audited financial statements with the Form 5500 will occur before the Form 5500 is finalized and filed (with the accompanying audited financial statements). The plan administrator does not anticipate any changes to these financial statements as a result of this reconciliation.

SUPPLEMENTAL SCHEDULE

XEROX BUSINESS SERVICES SAVINGS PLAN

SCHEDULE H, LINE 4i SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2013

EIN #32-0293031 PLAN NUMBER 333

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of investment, including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Current Value

*	Mellon Bank, N.A.	American Beacon FDS Small Cap Value Fund	**	$ 20,320,694
*	Mellon Bank, N.A.	Blackrock International Opportunities II	**	4,333,223
*	Mellon Bank, N.A.	Brokerage Account – Self Directed	**	1,071,701
*	Mellon Bank, N.A.	CGM Trust Realty Fund	**	14,570
*	Mellon Bank, N.A.	Commonwealth International Australia/New Zealand Fund	**	1,834
*	Mellon Bank, N.A.	Direxion Daily Gold Minors Bull	**	27,410
*	Mellon Bank, N.A.	Direxion SHS ETF TR Daily SM	**	3,496
*	Mellon Bank, N.A.	Dodge & Cox Income Fund	**	4,100
*	Mellon Bank, N.A.	Dodge & Cox International Stock Fund	**	6,995,694
*	Mellon Bank, N.A.	Dreyfus 100% US Treasury Money Market Fund	**	835,872
*	Mellon Bank, N.A.	Eaton Vance Risk-Managed	**	23,775
*	Mellon Bank, N.A.	Eaton Vance Tax-advantaged Global Dividend Income Fund	**	373
*	Mellon Bank, N.A.	EB Temporary Investment Fund II	**	2,558,996
*	Mellon Bank, N.A.	ETFS Silver Trust	**	5,760
*	Mellon Bank, N.A.	ETTACS Monthly Pay 2XLeveraged		19,374
*	Mellon Bank, N.A.	GR West Guar Port Unit	**	91,739
*	Mellon Bank, N.A.	Mellon Agg Bond Unit	**	25,640,474
*	Mellon Bank, N.A.	Mellon Aggressive Unit	**	14,935,697
*	Mellon Bank, N.A.	Mellon Conservative Unit	**	20,019,193
*	Mellon Bank, N.A.	Mellon International Stock Unit	**	2,505,483
*	Mellon Bank, N.A.	Mellon Midcap Unit	**	42,393,943
*	Mellon Bank, N.A.	Mellon Moderate Aggressive Unit	**	43,291,423
*	Mellon Bank, N.A.	Mellon Moderate Conservative Unit	**	21,475,959
*	Mellon Bank, N.A.	Mellon Moderate Unit	**	81,750,585
*	Mellon Bank, N.A.	Mellon Small Cap Unit	**	7,297,288
*	Mellon Bank, N.A.	Mellon Stock Unit	**	73,072,803

XEROX BUSINESS SERVICES SAVINGS PLAN

SCHEDULE H, LINE 4i SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2013

EIN #32-0293031 PLAN NUMBER 333

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of investment, including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Current Value

*	Mellon Bank, N.A.	Fidelity Diversified International Fund	**	$ 38,158,500
*	Mellon Bank, N.A.	Fidelity Floating Rate High In	**	1,921
*	Mellon Bank, N.A.	Fidelity Inflation Protected Bond Fund	**	45,547
*	Mellon Bank, N.A.	Fidelity Investment Japan Small Cos Fund	**	1,056
*	Mellon Bank, N.A.	Fidelity Low Priced Stock Fund	**	55,909,492
*	Mellon Bank, N.A.	Fidelity Spartan Lng-Term TRE	**	31,514
*	Mellon Bank, N.A	First Trust NASEAQ Clean Edge	**	6,702
*	Mellon Bank, N.A	FPA Crescent Portfolio	**	7,499
*	Mellon Bank, N.A	Franklin Strategic Ser Small Cap Growth Fund	**	3,430
*	Mellon Bank, N.A	Guggenheim Solar Energy ETF	**	10,941
*	Mellon Bank, N.A	Guinness Atkinson Global Energy Fund	**	15,451
*	Mellon Bank, N.A	H&Q Healthcare Investors	**	8,815
*	Mellon Bank, N.A	Harbor Cap Appreciation Fund	**	84,500,555
*	Mellon Bank, N.A	Hartford Inflation Plus Fund	**	2,947
*	Mellon Bank, N.A	Ipath US Treasury 10-year Bear	**	94,403
*	Mellon Bank, N.A	Ishares China Large Cap ETF	**	1,919
*	Mellon Bank, N.A	Ishares Silver Fund	**	4,303
*	Mellon Bank, N.A	Janus Investment Global Technology Fund	**	1,881
*	Mellon Bank, N.A	Lazard Emerging Markets Portfolio	**	9,192,282
*	Mellon Bank, N.A	Market Vectors ETF Gold Miners	**	3,381
*	Mellon Bank, N.A	Market Vectors ETF TR	**	776
*	Mellon Bank, N.A	Mathews Asia Small Companies	**	2,670
*	Mellon Bank, N.A	OakMark Intl Small Cap Fund	**	28,176
*	Mellon Bank, N.A.	Pimco Total Return Unit	**	8,654,208
*	Mellon Bank, N.A	Powershares DB Gold Double Long ETN	**	20,340
*	Mellon Bank, N.A	Powershares KBW High Dividend Fund	**	12,528
*	Mellon Bank, N.A	Powershares NASDAQ Internet PO	**	3,766
*	Mellon Bank, N.A	Powershares QQQ Trust Series 1	**	4,662
*	Mellon Bank, N.A	Proshares TR Ultra Basic Material	**	49

XEROX BUSINESS SERVICES SAVINGS PLAN

SCHEDULE H, LINE 4i SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2013

EIN #32-0293031 PLAN NUMBER 333

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of investment, including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Current Value

*	Mellon Bank, N.A	Lockheed Martin Stock Fund	**	$5,483,066
*	Mellon Bank, N.A	Proshares TR Ultrashort	**	16,842
*	Mellon Bank, N.A	Proshares Ultra QQQ	**	4,283
*	Mellon Bank, N.A	Proshares Ultra S&P 500	**	7,692
*	Mellon Bank, N.A	Robo-stox Global Robotics & AU	**	1,176
*	Mellon Bank, N.A	Royce Opportunity Fund	**	29,557
*	Mellon Bank, N.A	Rydex Series – Biotechnology Fund	**	2,398
*	Mellon Bank, N.A	SPDR Gold Shares	**	19,740
*	Mellon Bank, N.A	T Rowe Price International	**	12,388
*	Mellon Bank, N.A	Templeton Global Bond Fund	**	6,181
*	Mellon Bank, N.A	Touchstone Capital Growth Fund	**	2,306
*	Mellon Bank, N.A	Vanguard Fixed Income Inflation Protected Securities	**	17,792,946
*	Mellon Bank, N.A.	Vanguard High Yield Corporate Unit	**	19,400,713
*	Mellon Bank, N.A	Vanguard Horizon FDS Global Equity	**	34,059,576
*	Mellon Bank, N.A	Vanguard Specialized Portfolio Reit	**	19,122,776
*	Mellon Bank, N.A	Vanguard Total Stock Market	**	30,822
*	Mellon Bank, N.A	Vanguard Windsor Income Fund II	**	43,282,755
*	Mellon Bank, N.A	Wells Fargo Stable Value Fund	**	102,915,876
*	Mellon Bank, N.A	William Blair Small Cap Growth	**	15,032,619
*	Mellon Bank, N.A	Xerox Stock Fund	**	40,277,977
*	Participant loans at 4.25% to 10.25%		- 0 -	24,255,928
	Interest bearing Cash			8,677

				$887,187,467

*	Denotes a party-in-interest
**	Not required for participant directed investments